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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC   20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): August 14, 1996

                           SEAL FLEET, INC.
          (Exact name of Registrant as specified in charter)


                               Nevada
            (State or other jurisdiction of incorporation)


         0-5667                             74-1670096
(Commission File Number)        (IRS Employer Identification No.)



    3305 Avenue S, Galveston, Texas                 77550
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number including area code: (409) 763-8878


                        Not Applicable
  (Former name or former address, if changed since last report)


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Item 1.  Changes in Control of Registrant

  (a)  Name of the new controlling person.

    Hvide Marine Incorporated ("Hvide") purchased all of the outstanding Class B Voting Common Stock ("Class B Stock") and 212,655 shares of Class A Voting Common Stock ("Class A Stock") of Seal Fleet, Inc. (the "Company" or "Registrant") from Three R Trusts (the "Trusts") and simultaneously sold all Class B Stock and 37,600 shares of Class A Stock to First Magnum Corporation ("Magnum"), a Florida corporation owned by Thomas M. Ferguson ("Ferguson"). Ownership of 100% of the Class B Stock entitles Magnum to elect a simple majority of the Company's Board of Directors.

  (b) Date of the transaction by which Magnum became a controlling person.

    August 14, 1996.

  (c)  Brief description of the transaction.

    The Trusts entered into an agreement whereby Hvide purchased all of the Trusts' Company stock as well as certain other assets. The Trusts sold 212,655 shares (10.72%) of the Company's Class A Stock and 50,000 shares (100%) of the Class B Stock to Hvide. Hvide simultaneously sold 37,600 shares of the Class A Stock and all of the Class B Stock purchased from the Trusts to Magnum.

    Magnum had also offered to purchased 277,778 shares of the Company's Class A Stock held in treasury for $100,000 following consummation of its purchase from Hvide as part of Magnum's plan to capitalize the Company. This purchase was consummated on August 19, 1996.

  (d) Percentage of the Company's voting securities owned by the controlling person after the transaction.

    Hvide acquired 212,655 shares (10.72%) of the Company's Class A Stock and 50,000 shares (100%) of Class B Stock from the Trusts.
Hvide then sold 37,600 (1.9%) shares of Class A Stock and 50,000 shares (100%) of Class B Stock to Magnum.

    Following Magnum's purchase of the shares from Hvide, and following Magnum's purchase of 277,778 shares of Class A Stock held in treasury, Magnum currently owns 50,000 shares (100%) of Class B Stock and 315,378 shares (13.9%) of Class A Stock.

  (e) Basis of control if other than by ownership of voting securities.

    By virtue of owning 100% of the Class B Stock, Magnum is entitled to elect a simple majority of the Company's Board of Directors.

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  (f)  Amount and source of consideration used to acquire control.

    The Class B Stock was acquired by Hvide at a nominal cost and then sold to Magnum at a nominal cost. The 212,655 shares of Class A Stock were purchased by Hvide at a nominal cost and the 37,600 shares thereof then sold to Magnum were sold at a nominal cost. Magnum's purchase of 277,778 shares of Class A Stock was for a cost of $100,000. Hvide used internally generated operating funds to purchase the Company stock from the Trusts. Magnum's source of funds for the purchase from Hvide was internally generated operating funds and external funds were used for the $100,000 paid for the treasury shares.

  (g)  Names of those from whom control was assumed.

    The 50,000 shares of Class B Stock and 212,655 shares of Class A Stock acquired by Hvide was purchased from the Trusts.

    The 50,000 shares of Class B Stock and 37,600 shares of Class
A Stock acquired by Magnum was purchased from Hvide. The 277,778 share of Class A Stock acquired by Magnum was purchased from the Company.

  (h) Description of arrangements or understandings between members of both former and new control groups and their associates concerning election of directors or other matters.

    All directors and officers of the Company resigned upon the sale of stock to Hvide and Magnum. Three new directors nominated by Magnum were appointed to fill the vacancies on the Board of Directors of the Company and the size of the Board of Directors was reduced to five, with two vacancies yet to be filled. Mr. Thomas M. Ferguson and Mr. Donald L. Caldera were named as Class B Directors and Mr. J. Erik Hvide was named a Class A Director. Ferguson was appointed as President and Chief Executive Officer of the Company, Mr. Caldera was appointed as Chairman of the Board of Directors and Mr. James S. Goodner was named Chief Financial Officer, Secretary and Treasurer of the Company.


Item 2.  Acquisition and Disposition of Assets.

  (a) Date of acquisition.

    August 14, 1996

    (b)  Manner of disposition.

    The Company sold certain assets for cash.

    (c)  Brief description of the assets involved.

    The Company sold three marine supply vessels and related marine assets, including inventory and contracts for the charter of the vessels. In addition, crews of the vessels were terminated by the

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Company and became employees of the purchaser.

    (d)  Nature and amount of consideration received.

    The purchase price was $10,075,000, paid in cash on the date of the sale.

    (e) Principle followed in determining the amount of the consideration.

    The parties negotiated the sales price, which is believed to approximate current market value.

    (f)  Names of the persons to whom the assets were sold.

    Hvide Marine Incorporated, a Florida corporation.

    (g) Relationships, if any, between the buyers of the assets and the Company, any of the Company's affiliates, any director or officer of the Company, or any associates of any of the Company's officers or directors.

    Prior to the sale there was no relationship between the Company and Hvide. After the sale of the assets and the transfer of shares to Hvide and Magnum described in Item 1, Hvide owns 175,055 shares of the Company's Class A Stock. Hvide's chairman, Mr. J. Erik Hvide, became a Class A Director of the Company and Mr. Donald L. Caldera, a Vice President of Hvide, became a Class B Director and Chairman of the Board of Directors of the Company. Magnum became a controlling shareholder of the Company and Ferguson, Magnum's President and sole shareholder, became a Class B Director, President and Chief Executive Officer of the Company. Ferguson is also a principal of a consulting firm engaged by Hvide.


Item 7.  Financial Statements and Exhibits

    (a)  Financial Information

    Proforma financial information required pursuant to Article 11 of Regulation S-X will be filed within 60 days of the filing of this report.

    (b)  Exhibits

    1.  Asset Purchase Agreement dated March 29, 1996 among Hvide
Marine Incorporated, Seal Fleet, Inc., South Corporation, Seal (GP), Inc., Sealcraft Operators, Inc. and Thomas M. Ferguson.

    2. Amendment No. 1 to Asset Purchase Agreement, dated July 23, 1996, among Hvide Marine Incorporated, Seal Fleet, Inc., South
Corporation, Seal (GP), Inc., Sealcraft Operators, Inc., Thomas M. Ferguson and First Magnum Corporation.
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                              Signatures


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   August 29, 1996.



Seal Fleet, Inc.



By:  /s/James S. Goodner, Chief Financial Officer
     Secretary and Treasurer